Exhibit 99.1

Contact: Jane E. Shaw, Ph.D., (650) 864-7333

AEROGEN APPOINTS RICHARD T. DALY TO BOARD OF DIRECTORS

MOUNTAIN VIEW, CA, April 20, 2005 — Aerogen, Inc. (Nasdaq AEGN) today announced that at a Board meeting held earlier today, Richard Daly was appointed as a Director.  Mr. Daly received an M.B.A. from Harvard and a B.A. from New York University School of Commerce.

Mr. Daly was most recently employed as CEO of Visible Genetics, Inc., from 1999 to 2002. His prior experience includes the position of CEO of Clinical Partners, Inc. from 1989 to 1998, and he held a variety of positions at Baxter Laboratories from 1976-1988 including President of Baxter Canada, and President of the Baxter Health Data Institute.  Mr. Daly has a consultant agreement with Aerogen under which he has recently been assisting the Board in the evaluation of long-term strategic alternatives available to the Company.

“I welcome Mr. Daly to our Board.  His financial and operational expertise, gained from years of practical experience, will be extremely beneficial to Aerogen as we pursue the optimal strategy to maximize value for our shareholders,” said Jane E. Shaw, Ph.D., Chairman and Chief Executive Officer.

In its annual report on Form 10-K filed with the SEC on April 15, 2005, the Company announced that Dr. Shaw had informed the Board in late 2004 of her intention to retire no later than June 30, 2005.  The Company has retained Russell Reynolds to assist in the search for a new CEO.

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen has presented the results of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia; an additional Phase 2 study is currently underway.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  Aerogen’s Aeroneb® Professional Nebulizer System is marketed world-wide for use in hospitals.  Aerogen’s Aeroneb Go Nebulizer for home use is currently marketed in the U.S., Japan and certain European countries.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland. For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of Aerogen’s control and other uncertainties, and are subject to various risk factors that could cause Aerogen’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, evaluation of strategic alternatives,, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in Aerogen’s reports and other filings with the U.S. Securities and Exchange Commission, including Aerogen’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission (“SEC”) on April 15, 2005, as amended.  Aerogen does not undertake any obligation to update forward-looking statements.

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